Exhibit 99.1

Atlantic Coast Federal Corporation Reports Second Quarter Results

WAYCROSS, Ga.--(BUSINESS WIRE)--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported net income for the second quarter of 2008 of $710,000 or $0.05 per share versus $635,000 or $0.05 per share in the year-earlier quarter. For the first half of 2008, net income totaled $734,000 or $0.06 per share compared with $1,420,000 or $0.11 per share in the first six months of 2007. Earnings in 2008 continued to reflect higher credit costs, and the second quarter also included certain unusual income and expense items associated with the death of an executive officer of the Company in May 2008.

Excluding the impact of credit costs, core earnings for the second quarter of 2008 (net income less provision for loan losses after taxes as well as unusual items – see reconciliation of GAAP net income to core earnings at end of this release) rose 64% to $1,589,000 or $0.12 per diluted share from $971,000 or $0.08 per diluted share for the year-earlier quarter. For the first half of 2008, core earnings increased 35% to $2,643,000 or $0.20 per diluted share compared with $1,951,000 or $0.15 per diluted share in the first half of 2007.

Commenting on the Company's financial results, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased that our core earnings continued to grow in the second quarter against the backdrop of a very challenging market. We continue to see good organic loan growth, primarily reflecting our increasing emphasis on commercial lending and underscoring the fundamental strength of our business."

Larison further commented, "The current economic environment continues to be challenging. However, we believe the strength of our capital position, along with our vigilance in addressing the potential risk in our loan portfolio, will enable us to manage through these uncertain economic conditions." The Company's capital position remained strong at June 30, 2008, with a Tier-1 capital ratio of approximately 9.0%. Accordingly, Atlantic Coast Federal Corporation remains "well capitalized," with core capital well above the 5.0% required under regulatory standards. The Company has no current plans to raise capital.

Non-performing loans totaled $18,323,000 at June 30, 2008, up from $10,902,000 at March 31, 2008, and $3,145,000 at June 30, 2007. Non-performing loans were 2.50% of total loans at June 30, 2008, up from 1.55% at March 31, 2008, and 0.47% at June 30, 2007, reflecting primarily deterioration in certain commercial loan participations in its general market area. The Company ceased involvement in loan participations in May 2007. Net charge-offs to average outstanding loans, on an annualized basis, rose to 1.21% in the second quarter of 2008 versus 0.92% in the first quarter of 2008 and 0.18% in the second quarter of 2007. Management believes the recent trends in higher non-performing loans and net charge-offs will continue for much of 2008 in light of current real estate market conditions and overall credit quality concerns.

Reflecting management's assessment of risk in its portfolio based on current, known conditions, the Company increased its provision for loan losses to $3,930,000 for the second quarter of 2008 from $1,561,000 in the first quarter of 2008 and from $509,000 in the quarter last year. For the year-to-date period, the Company's provision for loan losses totaled $5,491,000 versus $805,000 for the first six months of 2007. At June 30, 2008, the Company's allowance for loan losses was 1.11% of total loans, up from 0.91% at March 31, 2008, and 0.75% at June 30, 2007. Atlantic Coast Federal Corporation intends to remain proactive in assessing the credit quality of its borrowers, collateral values and the effects of the changing real estate market in an effort to manage and mitigate ongoing risk within the loan portfolio.

For the second quarter of 2008, net interest income increased 10% to $6,111,000 from $5,538,000 in the second quarter last year. This reflected primarily an increase in the balance of average interest-earning assets, largely due to loan growth, and a reduction in funding costs, especially on money market accounts, as deposit re-pricing continues as a result of the recent rate cuts by the Federal Reserve Board. The Company's net interest margin for the second quarter of 2008 increased 10 basis points to 2.70% compared with the first quarter of 2008, and was two basis points higher than the year-earlier quarter. For the six months ended June 30, 2008, net interest income increased 10% to $11,930,000 from $10,891,000 in the same period last year as net interest margin declined two basis points to 2.65% versus the first half of 2007. Although net interest margin somewhat stabilized during the second quarter, pressure on net interest margin going forward still may result from other factors, including intense competition for retail deposits and ongoing issues in the credit markets.

Non-interest income for the second quarter of 2008 rose 112% to $4,355,000 versus $2,059,000 in the prior-year period, reflecting primarily the inclusion of approximately $2,680,000 in proceeds from bank-owned life insurance on a deceased executive officer. This unusual income more than offset lower comparative amounts of transaction-based service charges and fees and other sources of non-interest income. Non-interest income for the first six months of 2008 increased 59% to $6,188,000 from $3,888,000 in the same period last year, again reflecting primarily the inclusion of the aforementioned life insurance proceeds.

Non-interest expense for the second quarter of 2008 increased 12% to $6,928,000 from $6,184,000 in the same period last year. The increase reflected approximately $1,432,000 in unusual compensation expenses related to the settlement of certain benefits for a deceased executive officer under various Company benefit plans. Those unusual expenses offset the impact of recent actions by management to improve operational efficiency and reduce non-interest expenses. Non-interest expense for the first half of 2008 increased 10% to $13,082,000 from $11,919,000 in the year-earlier period, reflecting both the inclusion of final plan benefits discussed above and recent cost-cutting measures.

Total assets increased 4% to $963,927,000 at June 30, 2008, from $931,026,000 at December 31, 2007, and were 7% higher than total assets of $898,415,000 at June 30, 2007. Loans receivable, net totaled $725,917,000 at June 30, 2008, up 3% from $704,153,000 at December 31, 2007, and up 8% from $671,169,000 a year ago. Deposits rose slightly to $583,743,000 at the end of the second quarter of 2008 from $582,730,000 at December 31, 2007, but were down 2% from $598,091,000 at June 30, 2007. Total stockholders' equity was $86,870,000 at June 30, 2008, down 3% from stockholders' equity of $89,806,000 at December 31, 2007, and down 2% from $89,097,000 a year ago, with the decline reflecting the change in other comprehensive income, as well as stock repurchases and dividends.

The Company noted that the previously announced sale of the Company's Fernandina Beach branch to Citizens State Bank of Kingsland, Georgia, a subsidiary of South Banking Company, Alma, Georgia, is expected to close on or about August 1, 2008.

During the second quarter, the Company continued to repurchase shares under its standing stock repurchase plan. Repurchases are made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and depending on market conditions.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest income	$13,776	$13,766	$27,804	$27,022
Interest expense	7,665	8,228	15,874	16,131
Net interest income	6,111	5,538	11,930	10,891
Provision for loan losses	3,930	509	5,491	805
Net interest income after provision for loan losses
	2,181	5,029	6,439	10,086
Non-interest income	4,355	2,059	6,188	3,888
Non-interest expense	6,928	6,184	13,082	11,919
Income (loss) before income taxes	(392)	904	(455)	2,055
Income tax expense (benefit)	(1,102)	269	(1,189)	635
Net income	$ 710	$ 635	$ 734	$ 1,420
Net income per share:
Basic	$0.05	$0.05	$0.06	$0.11
Diluted	$ 0.05	$ 0.05	$ 0.06	$ 0.11
Weighted average shares outstanding:
Basic	13,143	13,122	13,172	13,162
Diluted	13,213	13,322	13,240	13,284

		June 30, 2008	Dec. 31, 2007	June 30, 2007
Total assets		$ 963,927	$ 931,026	$ 898,415
Cash and cash equivalents		20,680	29,310	40,036
Securities available for sale		143,909	134,216	126,857
Loans receivable, net (including loans held for sale)		725,917	704,153	671,169
Total deposits		583,743	582,730	598,091
Federal Home Loan Bank Advances		192,553	173,000	142,000
Securities sold under agreements to purchase		92,800	78,500	63,500
Stockholders' equity		86,870	89,806	89,097

Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2008 and 2007, may be found at the following link: http://www.irinfo.com/acfc/ACFC2Q08pmt.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended June 30, 2008, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION
Unaudited Reconciliation of Net Income to Core Earnings
(In thousands, except per share amounts)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$ 710	$635	$734	$1,420
Provision for loan losses, after tax	2,594	336	3,624	531
Life insurance proceeds on deceased executive officer
	(2,680)	--	(2,680)	--
Final plan benefits for deceased executive officer under certain compensation plans

	1,432	--	1,432	--
Income tax effect of final plan benefits for deceased executive officer

	(467)	--	(467)	--
Core earnings	$ 1,589	$ 971	$ 2,643	$ 1,951
Net income per share, diluted	$0.05	$0.05	$0.06	$0.11
Provision for loan losses, after tax	0.20	0.03	0.27	0.04
Life insurance proceeds on deceased executive officer
	(0.20)	--	(0.20)	--
Final plan benefits for deceased executive officer under certain compensation plans

	0.11	--	0.11	--
Income tax effect of final plan benefits for deceased executive officer

	(0.04)	--	(0.04)	--
Core earnings per share, diluted	$ 0.12	$ 0.08	$ 0.20	$ 0.15
Efficiency ratio – GAAP earnings	66.20%	81.40%	72.20%	80.65%
Efficiency ratio – Core earnings	70.59%	81.40%	75.46%	80.65%

Net Income and Net Income Per Share are presented in accordance with Generally Accepted Accounting Principles (GAAP). Core Earnings and Core Earnings Per Diluted Share are non-GAAP financial measures. The Company believes that these non-GAAP measures aid in understanding and comparing current year results, which include unusual items, to those of the prior year. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376